As filed with the Securities and Exchange Commission on December 1, 2008

Registration No.

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

1ST FINANCIAL SERVICES CORPORATION

(Exact name of Registrant as specified in its charter)

North Carolina	26-0207901
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Jack Street Hendersonville, NC	28792
(Address of principal executive offices)	(zip code)

(828) 697-3100

Registrant’s telephone number, including area code

DIRECTOR STOCK OPTION PLAN

AND

EMPLOYEE STOCK OPTION PLAN

AND

2008 OMNIBUS EQUITY PLAN

AND

2008 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plans)

Gregory L. Gibson

Chief Executive Officer

1st Financial Services Corporation

101 Jack Street

Hendersonville, North Carolina 28792

(828) 697-3100

(Name and address of agent for service)

Copy to:

E. Knox Proctor V, Esq.

Ward and Smith, P.A.

1001 College Court

New Bern, North Carolina 28562

(252) 672-5427

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Director Stock Option Plan Common Stock, $5.00 par value	497,101 shares	(2)	$8.44	(3)	$4,195,532	(3)	$165
Employee Stock Option Plan Common Stock, $5.00 par value	407,497 shares	(2)	8.75	(3)	3,565,599	(3)	140
2008 Employee Stock Purchase Plan Common Stock, $5.00 par value	100,000 shares		6.74	(4)	674,000	(4)	26
2008 Omnibus Equity Plan Common Stock, $5.00 par value	288,292 shares		6.74	(4)	1,943,088	(4)	76
Total	1,292,890 shares				$10,378,219		$408

(1)	Pursuant to Rule 416(a), this Registration Statement also covers any additional shares of common stock issued or issuable under the terms of the Plans and awards granted thereunder as a result of stock splits, stock dividends and similar transactions.
(2)	Represents shares of common stock that may be issued by Registrant upon the exercise of outstanding stock options originally granted by Mountain 1st Bank & Trust Company (the “Bank”) under the Mountain 1st Bank & Trust Company Employee Stock Option Plan and the Mountain 1st Bank & Trust Company Director Stock Option Plan, respectively, and which were assumed by Registrant effective on May 24, 2008, in connection with a statutory share exchange in which Registrant became the Bank’s parent bank holding company.
(3)	Calculated solely for purposes of this Registration Statement under Rule 457(h) on the basis of the weighted average of the prices at which options for the common stock may be exercised.
(4)	Calculated solely for purposes of this Registration Statement under Rule 457(h) on the basis of the average of the high and low reported sales prices of the common stock on the OTC Bulletin Board on November 25, 2008

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I is omitted from the Registration Statement in accordance with instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Registrant was incorporated on May 14, 2007, by and at the direction of the Board of Directors of Mountain 1st Bank & Trust Company (the “Bank”) for the sole purpose of acquiring the Bank and serving as the Bank’s parent bank holding company. Effective at the close of business on May 24, 2008 (the “Effective Time”), Registrant acquired the Bank in a statutory share exchange (the “Reorganization”) effected under North Carolina law and in accordance with the terms of an Agreement and Plan of Reorganization and Share Exchange dated May 15, 2007 (the “Agreement”). Prior to the Effective Time, Registrant had no material assets and had not conducted any business or operations except for activities related to its organization and the Reorganization.

Pursuant to the Agreement, at the Effective Time each of the outstanding shares of the Bank’s common stock held by its shareholders was converted into and exchanged for one newly issued share of Registrant’s common stock, and the Bank became Registrant’s wholly-owned subsidiary. Also at the Effective Time, all then outstanding options to purchase shares of the Bank’s common stock (“Stock Options”) were assumed by Registrant and converted into options to purchase the same numbers of shares of Registrant’s common stock on the same terms and conditions as previously were in effect with respect to those outstanding Stock Options under the written agreements for those options and the written plans under which those Stock Options were issued.

At the Effective Time, the Bank’s common stock was registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Bank was subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance with Section 12(i) thereof, it filed annual and quarterly reports, proxy statements and other information with the Federal Deposit Insurance Corporation (“FDIC”). As a result of the Reorganization, Registrant has become a successor issuer to the Bank as provided in Rule 12g-3(a) under the Exchange Act, and Registrant’s common stock is deemed to be registered under Section 12(g) of the Exchange Act.

The following documents filed by the Bank with the FDIC under the Exchange Act have been furnished by Registrant as exhibits to its Current Report on Form 8-K dated May 24, 2008, and filed with the Commission under Rule 12g-3(a). As successor issuer to the Bank, Registrant hereby incorporates each of the following documents into this Registration Statement by reference:

(i)	The Bank’s Annual Report on Form 10-K for the year ended December 31, 2007;

(ii)	The Bank’s Annual Report on Form 10-K/A for the year ended December 31, 2007;

(iii)	The Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(iv)	The Bank’s Current Reports on Form 8-K dated January 2, 2008, February 6, 2008, March 26, 2008, April 30, 2008 and May 6, 2008;

Additionally, the following documents filed with the Commission by Registrant are incorporated into this Registration Statement by reference:

(i)	Registrant’s Current Report on Form 8-K dated May 24, 2008, filed under Rule 12g-3(a), and the description of Registrant’s common stock contained therein;

(ii)	Registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, and June 30, 2008; and

(iii)	Registrant’s Current Reports on Form 8-K dated June 25, 2008, July 10, 2008, July 28, 2008, July 28, 2008, August 8, 2008, August 25, 2008, October 16, 2008, November 4, 2008, and November 13, 2008.

All documents Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the dates of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Indemnification Under North Carolina Statutes

The North Carolina Business Corporation Act (the “NCBCA”) generally provides for the indemnification of officers and directors of corporations in the manner described below.

Permissible Indemnification. The NCBCA allows corporations, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify their officers, directors, employees and agents and any persons who are or were serving at the corporation’s request as directors, officers, employees or agents of other entities or enterprises or as trustees or administrators under employee benefit plans, against liability and expenses, including reasonable attorneys’ fees, in any proceedings (including without limitation proceedings brought by or on behalf of the corporations themselves) arising out of their status as such or their activities in any of the foregoing capacities. A corporation’s charter or bylaws, or a contract or resolution, may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification and may include provisions establishing reasonable procedures for determining and enforcing those rights.

Corporations may indemnify persons against liability expenses incurred only where those persons conducted themselves in good faith and reasonably believed (1) in the case of conduct in their official corporate capacity, that their conduct was in the corporation’s best interests, and (2) in all other cases, that their conduct was at least not opposed to the corporation’s best interests; and, in the case of criminal proceedings, they had no reasonable cause to believe their conduct was unlawful. However, corporations may not indemnify persons either in connection with proceedings by or in the right of the corporations in which persons were adjudged liable to the corporations, or in connection with other proceeding charging improper personal benefit to the persons (whether or not involving action in an official capacity) in which the persons were adjudged liable on the basis that personal benefit was improperly received.

Mandatory Indemnification. Unless limited by a corporation’s charter, the NCBCA requires corporations to indemnify their directors or officers who are wholly successful (on the merits or otherwise) in the defense of proceedings to which they were a party because they were directors or officers of the corporations against reasonable expenses incurred in connection with the proceedings.

Advance for Expenses. Expenses incurred by directors, officers, employees or agents of corporations in defending proceedings may be paid by the corporations in advance of the final disposition of the proceedings as authorized by their Boards of Directors in the specific case, or as authorized by their charters or bylaws or by any applicable resolutions or contracts, upon receipt of undertakings to repay amounts advanced unless it ultimately is determined that the persons are entitled to be indemnified against those expenses.

Court-Ordered Indemnification. Unless otherwise provided in a corporation’s charter, directors or officers of corporations who are parties to proceedings may apply for indemnification to the courts conducting the proceedings or to other courts of competent jurisdiction. On receipt of an application, the courts, after giving any notice they deem necessary, may order indemnification if they determine either (1) that the directors or officers are entitled to mandatory indemnification as described above, in which case the courts also will order the corporations to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (2) that the directors or officers are fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not they met the requisite standard of conduct or were adjudged liable to the corporations in connection with proceedings by or in the right of the corporations or on the basis that personal benefit was improperly received in connection with any other proceedings so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Parties Entitled to Indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless their charters provide otherwise, corporations may indemnify and advance expenses to their officers, employees or agents to the same extent as to their directors and also may indemnify and advance expenses to officers, employees or agents who are not directors to the extent, consistent with public policy, as may be provided in their charters or bylaws, by general or specific action of their boards of directors, or by contract.

Indemnification of Registrant’s Directors and Officers under Bylaws

Registrant’s Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law and require Registrant’s board of directors to take all actions necessary and appropriate to authorize such indemnification. Under North Carolina law, corporations may purchase insurance on behalf of persons who are or were their directors or officers against liability arising out of their status as such. Registrant currently maintains a directors’ and officers’ liability insurance policy covering its directors and executive officers.

Indemnification of Registrant’s Directors and Certain Officers under Agreements

Registrant has entered into indemnification agreements with each of its directors and with two of its officers, Kirk P. Robinson, Executive Vice President and Chief Credit Officer, and Peggy H. Denny, Executive Vice President and Chief Administrative Officer. The indemnification agreements provide that Registrant will indemnify the director or officer against expenses (including, without limitation, attorneys’ and experts’ fees, judgments, fines, and amounts paid or payable in settlement) actually and reasonably incurred in any threatened, pending, or completed lawsuit or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise, to which the director or officer was, is, or is threatened to be made a party because of his or her service as a director or officer. The indemnification limit under the agreement is the highest and most advantageous to the director or officer, as determined by the director or officer, of one or any combination of the benefits provided at the time by Registrant’s articles of incorporation or bylaws, by the affiliate’s articles of incorporation or bylaws of any affiliate served by the director or officer as a representative, by North Carolina law, by the law of any other jurisdiction applicable to the Registrant, and by liability insurance obtained by Registrant.

However, no indemnification, reimbursement, or payment is required under these agreements:

(i)	for any claim for which the director or officer is determined by clear and convincing evidence to have acted with deliberate intent to cause injury to Registrant or with reckless disregard for Registrant’s best interests;

(ii)	that would constitute a prohibited indemnification payment within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1);

(iii)	for any claim arising out of acts or omissions for which applicable law prohibits elimination of liability;

(iv)	for any claim or any part of a claim arising under Section 16(b) of the Securities Exchange Act of 1934 if the director or officer is required to pay any penalty, fine, settlement, or judgment;

(v)	for any obligation based upon or attributable to the director or officer gaining an improper personal benefit, gain, profit, or advantage to which he or she was not entitled; or

(vi)	in connection with any proceeding initiated by the director or officer without the consent or authorization of Registrant’s the board of directors, except for proceedings the director or officer initiates to enforce his or her rights under an indemnification agreement.

Elimination of Director Liability

As permitted by the NCBCA, Registrant’s Articles of Incorporation provide that individuals serving as directors will not be personally liable in an action by or in the right of Registrant or otherwise for monetary damages for breach of their duties as directors. Under this charter provision, if the North Carolina statutes are amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of Registrant’s directors will be eliminated or limited to the fullest extent permitted by the statutes, as amended.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

Exhibit Number	Description
4.1	Registrant’s Articles of Incorporation (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

4.2	Registrant’s Bylaws (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

5.1	Opinion of Ward and Smith, P.A. as to the legality of the securities being registered (filed herewith)

23.1	Consent of Elliot Davis, PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (filed herewith)

99.1	Section 1.2(g) of Agreement and Plan of Reorganization and Share Exchange dated May 15, 2007, between Registrant and the Bank pertaining to Registrant’s assumption of outstanding Bank stock options (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

99.2	Director Stock Option Plan (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

99.3	Form of Director Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

99.4	Employee Stock Option Plan (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

99.5	Form of Employee Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

99.6	2008 Omnibus Equity Plan (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated July 28, 2008)

99.7	2008 Employee Stock Purchase Plan and Form of Subscription Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated July 28, 2008)

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and,

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hendersonville, State of North Carolina, on December 1, 2008.

1ST FINANCIAL SERVICES CORPORATION

By:	/s/ Gregory L. Gibson
Gregory L. Gibson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gregory L. Gibson	Chairman, President and	December 1, 2008
Gregory L. Gibson	Chief Executive Officer
(principal executive officer)

/s/ Roger A. Mobley	Chief Financial Officer	December 1, 2008
Roger A. Mobley	(principal financial officer)

/s/ Mary K. Dopko	Controller	December 1, 2008
Mary K. Dopko	(principal accounting officer)

*	Chairman	December 1, 2008
Bradley B. Schnyder

*	Vice Chairman	December 1, 2008
William H. Burton

*	Director	December 1, 2008
B. Lee Beason

*	Director	December 1, 2008
Michael D. Foster

*	Director	December 1, 2008
James C. Kirkpatrick

*	Director	December 1, 2008
H. Steve McManus

*	Director	December 1, 2008
Van F. Phillips

*	Director	December 1, 2008
Vincent K. Rees

*	Director	December 1, 2008
Catherine H. Schroader

*	Director	December 1, 2008
John S. Sheiry

* By:	/s/ Gregory L. Gibson
Gregory L. Gibson
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Registrant’s Articles of Incorporation (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

4.2	Registrant’s Bylaws (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

5.1	Opinion of Ward and Smith, P.A. as to the legality of the securities being registered (filed herewith)

23.1	Consent of Elliot Davis, PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (filed herewith)

99.1	Section 1.2(g) of Agreement and Plan of Reorganization and Share Exchange dated May 15, 2007, between Registrant and the Bank pertaining to Registrant’s assumption of outstanding Bank stock options (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

99.2	Director Stock Option Plan (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

99.3	Form of Director Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

99.4	Employee Stock Option Plan (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

99.5	Form of Employee Stock Option Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated May 24, 2008, and filed under Rule 12g-3(a))

99.6	2008 Omnibus Equity Plan (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated July 28, 2008)

99.7	2008 Employee Stock Purchase Plan and Form of Subscription Agreement (incorporated by reference from exhibits to Registrant’s Current Report on Form 8-K dated July 28, 2008)